Exhibit 99.1

Investor Relations:

David Waldman or Natalya Rudman

Crescendo Communications, LLC

Email: mlss@crescendo-ir.com

Tel: 212-671-1020

Milestone Scientific Appoints Gian Domenico Trombetta as President & CEO of its Dental Division

Joins Milestone Scientific Board of Directors

LIVINGSTON, NJ, May 27, 2014 — Milestone Scientific Inc. (OTCQB: MLSS), a leading medical research and development company that designs and patents innovative injection technology, today announced that it has appointed Gian Domenico Trombetta as Chief Executive Officer of its dental division. Mr. Trombetta will also serve as a member of Milestone Scientific’s Board of Directors. Leonard Osser will remain Chief Executive Officer of Milestone Scientific.

Mr. Trombetta is the President and CEO of Innovest S.p.A., a Milan based private equity and special situation investment company with a specific focus on innovative investment niches. In the past he has served as CEO and board member of numerous private commercial companies. Mr. Trombetta’s appointment follows the recent announcement on May 15, 2014 of a $10 million private placement into Milestone Scientific led by Innovest S.p.A.

Leonard Osser, CEO of Milestone Scientific, stated, “We welcome the addition of Gian Domenico as President and CEO of our dental division and a member of the board of directors. He brings years of senior management experience and an impressive track record leading high growth companies across a broad range of industries. As President and CEO of the dental division, he will oversee an expanded initiative to more aggressively market our instruments and handpieces on a global basis. His appointment also allows us to focus greater resources towards developing and commercializing new instruments for a wide array of medical applications.”

Gian Domenico Trombetta, CEO of Innovest S.p.A., commented, “I am pleased to join Milestone Scientific’s management team as well as the board of directors. Milestone has accomplished a great deal in building market awareness and penetration of its dental instrument. With the additional resources and capital from us, we look forward to expanding sales of the instrument in both the domestic and international markets. In addition, with our recent capital infusion we look forward to helping accelerate the launch of new medical instruments based on Milestone’s proven technology.”

About Milestone Scientific Inc.

Milestone Scientific is a leading medical research and development company that designs and patents innovative injection technology. Milestone’s computer-controlled systems make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report for the year ended December 31, 2013. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.